Exhibit 10.70

CONFIDENTIAL – SPECIAL HANDLING

December 28, 2007

William K. Nelson

24 Westcott Drive

Hopkinton, MA

USA 01748

Dear Bill:

I am pleased to offer you the position of Executive Vice-President, Global Sales of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”), reporting to me, with a suggested starting date of January 14, 2008 at our Billerica, Massachusetts location. You will be employed by Nortel Networks Inc. (“NNI”). NNC and/or NNL and/or, where applicable, any subsidiary thereof, including NNI, are collectively referred to herein as Nortel.

This employment offer is subject to the approval of the Compensation and Human Resources Committee (“CHRC”) of the Boards of Directors of NNC and NNL (“Nortel Boards”) and your appointment as Executive Vice-President, Global Sales of NNC and NNL is subject to the approval of the Nortel Boards.

The initial key responsibilities and focus of this position have been discussed and communicated to you. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to review them with you. Further, it is important for you to realize that if you accept this position that as a senior executive of Nortel you will be expected to perform and represent Nortel at exemplary levels utilizing the highest of standards. You will see examples of these expectations in this offer letter.

All dollar amounts contained herein are expressed in U.S. dollars. The terms of this offer are as follows.

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Base Salary

Your base salary will be $550,000 calculated on a per annum basis and will be paid to you bi-weekly. Generally, salaries are reviewed on an annual basis, typically in the first fiscal quarter, in accordance with various evaluation processes and market-driven guidelines.

Incentive Award

You will be eligible to participate in the Nortel Networks Limited Annual Incentive Plan (“AIP”) pursuant to its terms and conditions, with a projected target award of 100% of your base salary.

Long Term Incentives

You will be eligible to receive long term incentives in Nortel’s sole discretion and in accordance with the applicable plan. The current long term incentives available for award include stock options, restricted stock units and/or performance stock units.

The following recommendations are conditioned upon your acceptance of this offer. Upon your acceptance, we intend to put forth these recommendations for approval by the CHRC at the next available award date, as determined by Nortel in its sole discretion.

Restricted Stock Units

We will recommend for approval a new hire, one-time grant of restricted stock units with an intended value of approximately $5,250,000 (the “New Hire RSUs”) under and subject to the terms and conditions of the Nortel 2005 Stock Incentive Plan (“SIP”) and Nortel’s policies and procedures at the time of grant. The number of New Hire RSUs shall be determined using Nortel’s prescribed valuation method applicable to other senior executives of Nortel generally and will be calculated based on the twenty day average of the closing price of the common shares of NNC on the New York Stock Exchange calculated as at the business day immediately prior to your commencement of employment. We will also recommend that the New Hire RSUs vest equally annually over a five year period.

Annual Long Term Incentive Awards

We will recommend for approval as your 2008 long term incentive award (“2008 LTI”) in conjunction with Nortel’s 2008 annual Integrated Talent Planning cycle, an award of 2008 LTI valued at no less than approximately $2,200,000, using Nortel’s prescribed valuation method

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com for equity vehicles applicable to senior executives of Nortel generally and under and subject to the terms and conditions of the SIP (or any equivalent plan existing on the date thereof) and Nortel’s policies and procedures at the time of grant. The 2008 LTI shall also be in accordance with the 2008 long term incentive program design approved by the CHRC, provided that we will recommend to the CHRC that your 2008 LTI equity mix be comprised of a total number of stock options, restricted stock units and performance stock units which respectively, each representing one third of the total intended value of the 2008 LTI calculated using Nortel’s prescribed valuation method for equity vehicles applicable to senior executives of Nortel generally.

Special Payment

Nortel acknowledges that, having been employed for the full performance period, you may be entitled to a payment under your current employer’s annual bonus plan targeted at $400,000 plus a variable component. By accepting this offer letter, you agree to actively seek out payment of your 2007 annual bonus from your current employer. In the event that your current employer does not pay to you your 2007 annual bonus as a result of your acceptance of this offer, Nortel will pay to you:

•	an amount up to a maximum of $400,000 in recognition of the forfeiture of your annual bonus payment from your current employer (the “Forfeiture Amount”); and

•	an amount up to a maximum of an additional $200,000 in recognition of the forfeiture of the variable component of your annual bonus payment from your current employer (the “Variable Amount”).

The Forfeiture Amount and the Variable Amount are each conditioned upon the following: (i) commencement of employment; (ii) you providing Nortel with satisfactory information that your current employer did not pay to you your 2007 annual bonus despite your best efforts to obtain such bonus and evidence satisfactory to Nortel of the amount due from your current employer for the forfeiture amount and the variable amount, and (iii) continued satisfactory performance of your employment responsibilities as determined by Nortel. Nortel will review the information provided by you, and within its sole discretion, determine whether it will pay to you the Forfeiture Amount and the Variable Amount, or any portion thereof. The Forfeiture Amount and the Variable Amount, if any, will be paid to you within 30 days of you providing satisfactory evidence to Nortel of such forfeiture(s).

If your employment with Nortel is terminated within 24 months from the commencement of your employment, you agree to re-pay Nortel, within 10 days of the effective date of your cessation of employment, an amount equal to sum of the Forfeiture Amount and the Variable Amount paid to you, reduced by  1/24 for each full calendar month of service with Nortel.

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Recoupment of Incentive Based Compensation

It is not anticipated in the normal course of events that you will have to re-pay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if the CHRC determines that you have committed intentional misconduct which contributes, directly or indirectly, to an error in financial information that materially affects the value of any incentive compensation realized by you, Nortel is entitled to issue proceedings to recover damages against you in respect of any losses incurred or as a result of or in connection with that intentional misconduct. Nortel may recoup any incentive compensation as an advance against such damages, whether or not proceedings are issued by Nortel. Incentive compensation payments that Nortel may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by Nortel. For further information please refer to the CHRC Policy Regarding Recoupment of Incentive Compensation.

Benefits

As an employee of Nortel you will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. A Benefits Summary is included with this offer. You will also be eligible for 5 weeks of vacation per annum upon your commencement of employment. Vacation is accrued monthly at the rate of 2.08 days per month of employment.

We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions, as we deem appropriate. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described.

As soon as possible, please provide your social security number and date of birth. This information is required in order to facilitate your enrollment in payroll and benefit programs.

Change in Control

Subject to the approval of the CHRC, you will be eligible to participate in the Nortel Networks Corporation Change in Control Plan (“CIC Plan”). The CIC Plan will provide certain payments in the event that your employment is terminated for a qualifying reason thereunder within 24 months following a change in control (as defined in the CIC Plan). We will recommend to the CHRC that you be eligible for the benefits described for a Tier 1 Executive under the terms and conditions of the CIC Plan. A copy of the CIC Plan is enclosed.

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Involuntary Separation

If Nortel initiates your separation of employment or you initiate your separation of employment for Good Reason (as defined in the CIC Plan), you will be provided in lieu of any other payment or benefit, except as otherwise provided herein, with the following:

(i)	the equivalent of no less than 18 months base salary paid bi-weekly; and

(ii)	the opportunity to continue health, life insurance and AD&D benefits coverage in which you are then enrolled for 18 months following your employment termination (the “Severance Period”) at active employee rates;

except that the foregoing payments and benefits will not be provided to you if your separation of employment is for Cause (as defined in the CIC Plan). The provision of any such payments and benefits will be conditioned upon your execution of a separation agreement, which will be prepared by Nortel and that will contain, among other things, a full and final release of claims and a covenant not to compete against Nortel or solicit its employees during the Severance Period. Further, the provision of any payments and benefits described above under Change in Control make you ineligible for the payments and benefits described under this heading, Involuntary Separation.

Tax Conflict Review for Board Appointed Officers

As a Board appointed officer, you are required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by Nortel’s designated tax provider.

Executive Travel Services

You will be eligible for executive travel reservation services while in the position of Executive Vice-President, Global Sales. This service is accessible by a dedicated travel telephone #ESN 830-4698, externally (613) 274-4698.

Senior Executive Duties

As stated earlier in this offer letter, as a senior executive of Nortel, you are expected to perform your responsibilities at an exemplar level while displaying the highest standards. As a result, during your employment you are expected, by way of example, to:

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

(a)	faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by Nortel or the Nortel Boards;

(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;

(c)	use your best endeavours to promote and protect and extend the business, reputation, welfare and the interests of Nortel;

(d)	be familiar with and act in a manner consistent with Nortel’s Code of Business Conduct (more fully described herein);

(e)	be familiar with and comply with Nortel policies and procedures relevant to your role or your actions as an employee; and

(f)	report to the Nortel Boards any matters of concern that come to your attention, it being your duty to report any acts of misconduct, dishonesty, breach of company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any Nortel employee or a third party. Nortel will keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction or on a strict “need to know basis”.

Reporting Insider

You will be designated a Reporting Insider under applicable Canadian securities legislation and a Section 16 Officer under applicable U.S. securities legislation with respect to trades of securities of NNC. Further details will be sent to you directly by our Insider Reporting Group following your acceptance of this offer.

Share Ownership Guidelines

As a senior executive you will be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within five years from the date you commence employment. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.

You will also be required to hold 50% of all settled vested equity awards (including stock options, restricted stock units and performance stock units) remaining after the payment of taxes and administrative fees associated with the award and the vesting thereof towards the maintenance and achievement of the Share Ownership Guidelines.

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Code of Business Conduct

Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long-term success of Nortel. These guidelines are contained within the Code of Business Conduct, a copy of which is enclosed. By signing this offer letter, you acknowledge that, on joining Nortel, you will be required to sign to confirm you have read and will comply with the Code of Business Conduct and Nortel’s policies and procedures.

Section 409A of the U.S. Internal Revenue Code

The parties hereto intend that all benefits and payments to be made to you will be provided or paid to you in compliance with all applicable provisions of section 409A of the U.S. Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, and the rulings, notices and other guidance issued by the U.S. Internal Revenue Service.

Consent to Provide and Disclose Personal Information

Nortel is required on a periodic basis to obtain and disclose certain personal information of its senior executives in order to comply with various regulatory requirements or for other necessary business purposes. Information that may be obtained includes, but is not limited to, name, home address, place and date of birth, citizenship, residency, passport information and government identification numbers. By accepting this offer of employment, you are consenting to provide Nortel with this information as required, to notify Nortel promptly of any changes to this information, and to Nortel’s disclosure of such information for the above purposes.

Employment Relationship

Your employment relationship is that of employment at will and therefore such relationship is terminable at the will of either party and there is no employment agreement for a year or any other specified term.

At the commencement of your employment, there will be a number of documents for you to complete, including our standard Employee Agreement as well as an Agreement Related to Intellectual Property and Confidentiality and Conflict of Interests. Also, the employment offer is contingent upon you providing certain legally required documentation such as those required under the Immigration Reform and Control Act of 1986. Further, this employment offer is

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com contingent upon you consenting to and successfully completing the applicable background and reference check process to Nortel’s satisfaction.

This employment offer is contingent upon you consenting to and successfully completing the applicable background and reference check process to Nortel’s satisfaction.

By your acceptance of this employment offer, you acknowledge that you have made Nortel aware of any fiduciary duties or restrictive agreements that may exist as a result of any former employment relationship. You are reminded of your continued obligations, if any, to any former employers with respect to confidential or proprietary information. Finally, you understand and acknowledge that you will not bring with you to Nortel, disclose to Nortel or use in the performance of your duties at Nortel, any confidential or proprietary information of a former employer which is not generally and lawfully available to the public.

I look forward to you joining Nortel and believe you will find your new position to be a challenging and rewarding experience.

If you are in accord with this offer of employment, please sign and return one copy of this offer letter to me and retain the other for your files.

Sincerely,

— Signature on File —

Mike Zafirovski

President and Chief Executive Officer

Accepted this 2nd day of January, 2008.

/s/ William K. Nelson
William K. Nelson

Confirmed Start Date:	On or about January 21, 2008

Date of Birth:	Xxxxxx x, xxxx

Social Security Number:	xxx-xx-xxxx

Mike Zafirovski

President and Chief Executive Officer

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com